Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David E. Gable
Senior Vice President and Chief Financial Officer
davidgable@KEMET.com
864-963-6484

KEMET Reports Results for the 2nd Quarter

•                  Net Sales were $166.5 million, up 43% over same quarter last year, 22% organic growth

•                  Gross Margin was 20.5% (22.1% excluding our recent acquisition)

•                  Net Income was $10.1 million, or $0.12 per share, compared to $0.02 per share in the prior year quarter

Greenville, South Carolina (October 25, 2006) - KEMET Corporation (NYSE:KEM) today reported that net sales for the quarter ended September 30, 2006, were $166.5 million, which is a 43% increase over the same quarter last year and a decrease of 2% sequentially due to the normal seasonality in the September quarter.  Net income before special charges was $10.1 million, or $0.12 per share, compared to $12.0 million, or $0.14 per share, last quarter and $1.3 million, or $0.02 per share, for the same quarter last year.  On a GAAP basis, net income for the quarter was $0.8 million, or $0.01 per share.  KEMET reports results before special charges because the results offer an alternative depiction of normal operations.  Comparisons to prior periods are as follows:

	Quarter Ended
	Sept 2006	June 2006	Sept 2005
	(In Millions, Except Per Share Data)

Net sales	$166.5	$169.6	$116.6

Before special charges (non-GAAP)
Net income	$10.1	$12.0	$1.3
Net income per diluted share	$0.12	$0.14	$0.02

After special charges
Net income / (loss)	$0.8	$0.6	$(1.9)
Net income / (loss) per diluted share	$0.01	$0.01	$(0.02)

“We are pleased to report another quarter of solid financial performance for our shareholders,” stated Per Loof, Chief Executive Officer.  “Sales improved steadily in the second half of the quarter after the expected slow start due to the normal seasonality we typically see.  We saw strong demand in Asia throughout the quarter and a nice rebound in orders in both Europe and North America after these customers returned from their summer holidays and shutdowns.  Book-to-bill at the end of the quarter was positive and the pricing environment continues to be favorable with minimal to no price erosion as industry capacity utilizations remain high.

This is the second quarter that includes the results from our recent acquisition and I am pleased to report that we continue to make excellent progress towards integrating the business.  Sales for the newly acquired business have exceeded our earlier expectations as we have retained nearly 100% of the customers.  The business continues to make progress towards profitability.  On September 30th, we completed the second closing with EPCOS.  This marks the conclusion of sourcing higher cost products out of Germany, which are being replaced by lower-cost products out of Portugal or China.  I am excited with the progress the Company continues to make, and I am optimistic about the future of KEMET.”

The Company will hold a conference call at 9:00 am ET Thursday, October 26, 2006, to discuss the earnings release. To access the call, participants in the United States should dial 1-800-416-8033, and participants outside the United States should dial 1-706-643-0979. Participants should reference “KEMET Corporation” and the Conference ID #: 7934092. In conjunction with the conference call, there will be a simultaneous live broadcast over the Internet, which can be accessed at http://www.KEMET.com/IR. A replay of the conference call will be available until midnight November 9, 2006, at the same link.

KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. At the Investor Relations portion of the Company’s web site at http://www.KEMET.com/IR, users can subscribe to KEMET news releases and can find additional Company information.

OUR BUSINESS

The following statements are based on current expectations. These statements may contain forward-looking information, and consequently actual results may differ materially. Current global economic conditions make it particularly difficult at present to predict product demand and other related matters.

•              Sales of surface-mount capacitors were 88% of net sales, and sales of leaded parts were 12% of net sales for the September 2006 quarter.

•              By region, 32% of net sales for the September 2006 quarter were to customers in the Americas, 44% were to customers in Asia Pacific, and 24% were to customers in Europe.

•              By channel, 50% of net sales for the September 2006 quarter were to distribution customers, 25% were to Electronics Manufacturing Services customers, and 25% were to Original Equipment Manufacturing customers. Average selling prices for the September 2006 quarter, adjusted for changes in product mix, were basically flat.

•              Cash and short- and long-term investments in marketable securities increased $3.4 million to $125.7 million during the September 2006 quarter, from $122.3 million at June 30, 2006.

•              During the September 2006 quarter, inventories increased $5.3 million to $137.4 million from $132.1 million at June 30, 2006.  Excluding the acquired tantalum business unit, inventories remained relatively flat in the quarter ended September 30, 2006, as the company grows the business with lower inventory levels.

	Fiscal Year Ended			Fiscal Quarter Ended
(In millions)	Mar 2004	Mar 2005	Mar 2006	Dec 2005	Mar 2006	Jun 2006	Sept 2006

Raw materials and supplies	$59.8	$47.5	$45.7	$49.5	$45.7	$46.7	$48.8
Work in process and finished goods	69.2	86.4	79.4	72.5	79.4	85.4	88.6
Total inventory	$129.0	$133.9	$125.1	$122.0	$125.1	$132.1	$137.4

•      Capital expenditures for the September 2006 quarter were $8.9 million, primarily for new product development and cost reduction projects.  The Company estimates that total capital spending for fiscal year 2007 will be approximately $30 to $35 million.  Depreciation and amortization expense in the quarter was $10.1 million.

	Fiscal Year Ended			Fiscal Quarter Ended
(In millions)	Mar 2004	Mar 2005	Mar 2006	Dec 2005	Mar 2006	Jun 2006	Sept 2006

Additions to property, plant and equipment	$25.8	$39.6	$22.8	$1.3	$7.8	$3.7	$8.9

•              For fiscal year 2007, KEMET anticipates continuing our investments in key customer relationships through our direct sales and customer service professionals to maintain our competitive position in the capacitor industry.   The decrease in SG&A expenses from the June 2006 quarter is primarily due to the reduction in stock-based compensation (SFAS No. 123R), offset by additional costs related to the newly acquired business from EPCOS.

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2004	Mar 2005	Mar 2006	Dec 2005	Mar 2006	Jun 2006	Sep 2006
	(In Millions)
SG&A	$51.2	$51.7	$49.7	$12.3	$13.1	$20.0	$20.7	*
SFAS 123R (Options)	—	—	—	—	—	3.9	0.5
Total SG&A	$51.2	$51.7	$49.7	$12.3	$13.1	$23.9	$21.2

*  Includes $5.2 million related to the EPCOS tantalum business integration costs.

•              For fiscal year 2007, KEMET continues to invest in research and development activities with a primary focus on organic polymer tantalum and high-capacitance ceramic capacitor technologies.

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2004	Mar 2005	Mar 2006	Dec 2005	Mar 2006	Jun 2006	Sept 2006
	(In Millions)
R&D	$24.4	$26.6	$26.0	$6.3	$7.4	$7.8	$7.4

•              The manufacturing moves to low-cost regions are substantially complete.  Two manufacturing operation moves still remain to be made.  One is the anode manufacturing move to Mexico, which is currently in process, and the other is the tantalum polymer manufacturing move to China, which was started in the fiscal first quarter 2007.  It is expected that both moves will be completed by the end of fiscal year 2007.

Summary of special charges in the September 2006 quarter, net of tax:

Fiscal Quarter
Ended
September 2006
(In Millions)

Manufacturing relocation .	$2.0
Reduction in workforce	1.4
Restructuring charges .	$3.4
EPCOS tantalum business unit integration	5.4
Impact of SFAS No. 123R “Share-Based Payment”.	0.5
Special after-tax charges	$9.3

•              On October 16th, the Company announced a cost-reduction initiative in its Monterrey, Mexico facilities that will reduce headcount by approximately 400 people. This will be accomplished through a combination of normal attrition, release of temporary employees, and a reduction-in-force.  This action was the result of KEMET’s ongoing productivity improvement programs that will allow the company to run at current production levels at lower costs.  The estimated savings from this initiative is over $4 million per year at a cost of approximately $ 0.8 million.  The restructuring charge will be taken in the December 2006 quarter.

QUIET PERIOD

Beginning January 1, 2007, KEMET will observe a Quiet Period during which the information provided in this news release and the Company’s quarterly report on Form 10-Q will no longer constitute the Company’s current expectations. During the

Quiet Period, this information should be considered to be historical, applying prior to the Quiet Period only and not subject to update by the Company. The Quiet Period will extend until the day when KEMET’s next quarterly earnings release is published.

This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals, and objectives. Our actual results may differ materially from these statements. These risks, trends, and uncertainties, which in some instances are beyond our control, include: risks associated with the cyclical nature of the electronics industry; the requirement to continue to reduce the cost of our products; the competitiveness of our industry;, an increase in the cost of our raw material;  the location of several of our plants in Mexico, China, and Portugal; and the possible loss of key employees. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED GAAP STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Per Share Data)

Unaudited

	Three months ended		Six months ended
	September 30,		September 30,
	2006	2005	2006	2005

Income Statement Data:
Net sales	$166,548	$116,608	$336,117	$230,712
Cost of goods sold	132,443	97,463	265,157	192,453
Selling, general and administrative expenses	21,245	12,067	45,165	24,293
Research and development	7,429	6,008	15,222	12,225
Restructuring charges	3,415	3,154	8,090	11,327

Operating income/(loss)	2,016	(2,084)	2,483	(9,586)

Interest expense	1,283	1,639	2,731	3,307
Interest income	(702)	(1,402)	(1,563)	(2,727)
Other (income)/expense	194	(57)	(1,005)	1,007
Income tax (benefit)/expense	401	(354)	884	(12,298)

Net income/(loss)	$840	$(1,910)	$1,436	$1,125

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.01	$(0.02)	$0.02	$0.01
Diluted	$0.01	$(0.02)	$0.02	$0.01

Weighted-average shares outstanding:
Basic	87,018,384	86,653,831	87,007,111	86,633,143
Diluted	87,132,296	86,653,831	87,463,308	86,696,023

KEMET CORPORATION AND SUBSIDIARIES
PRO FORMA RECONCILIATION OF RESULTS BEFORE SPECIAL CHARGES TO GAAP RESULTS
(Dollars in Thousands, Except Per Share Data)
Unaudited

	Three months ended September 30, 2006
	Before
	Special	Special	See	GAAP
	Charges	Charges	Note	Results
Net sales	$166,548	$—		$166,548
Cost of goods sold	132,443			132,443
Selling, general and administrative expenses	15,577	5,668	(1)(2)	21,245
Research and development	7,429			7,429
Restructuring charges	—	3,415	(3)	3,415

Operating income/(loss)	11,099	(9,083)		2,016

Interest expense	1,283			1,283
Interest income	(702)			(702)
Other (income)/expense	34	160	(4)	194
Income tax (benefit)/expense	401			401

Net income/(loss)	$10,083	$(9,243)		$840

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.12	$(0.11)		$0.01
Diluted	$0.12	$(0.11)		$0.01

Weighted-average shares outstanding:
Basic	87,018,384	87,018,384		87,018,384
Diluted	87,132,296	87,018,384		87,132,296

Notes:

(1) - EPCOS tantalum business unit integration costs were $5.2 million for the quarter ended September 30, 2006.

(2) - Includes the impact of $486 thousand related to the implementation of SFAS No. 123R "Share-Based Payment"

(3) - Restructuring costs were $3.4 million as follows:

Manufacturing relocation	$2.0
Reduction in workforce	1.4
Total restructuring charges	$3.4

(4) - Write-off related to acquisition of EPCOS tantalum business unit.

KEMET CORPORATION AND SUBSIDIARIES

PRO FORMA RECONCILIATION OF RESULTS BEFORE SPECIAL CHARGES TO GAAP RESULTS

(Dollars in Thousands, Except Per Share Data)

Unaudited

	Six months ended September 30, 2006
	Before
	Special	Special	See	GAAP
	Charges	Charges	Note	Results
Net sales	$336,117	$—		$336,117
Cost of goods sold	265,157			265,157
Selling, general and administrative expenses	32,803	12,362	(1),(2)	45,165
Research and development	15,222			15,222
Restructuring charges	—	8,090	(3)	8,090

Operating income/(loss)	22,935	(20,452)		2,483

Interest expense	2,731			2,731
Interest income	(1,563)			(1,563)
Other (income)/expense	(1,165)	160	(4)	(1,005)
Income tax (benefit)/expense	884			884

Net income/(loss)	$22,048	$(20,612)		$1,436

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.25	$(0.23)		$0.02
Diluted	$0.25	$(0.23)		$0.02

Weighted-average shares outstanding:
Basic	87,007,111	87,007,111		87,007,111
Diluted	87,463,308	87,007,111		87,463,308

Notes:

(1) - EPCOS tantalum business unit integration costs were $7.9 million for the six months ended September 30, 2006.

(2) - Includes the impact of $4.4 million related to the implementation of SFAS No. 123R "Share-Based Payment."

(3) - Restructuring costs were $8.1 million as follows:

Manufacturing relocation	$6.6
Reduction in workforce	1.5
Total restructuring charges	$8.1

(4) - Write-off related to acquisition of EPCOS tantalum business unit.

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED GAAP BALANCE SHEETS

(Dollars in Thousands)

Unaudited

	September 30, 2006	March 31, 2006
ASSETS

Cash and cash equivalents	$63,013	$163,778
Short-term investments	—	4,889
Accounts receivable, net	114,374	68,457
Inventories	137,394	125,070
Prepaid expenses and other current assets	8,155	7,822
Deferred income taxes	5,156	4,647
Total current assets	328,092	374,663
Property, plant and equipment, net	338,358	253,303
Property held for sale	4,813	4,502
Long-term investments in marketable securities	62,689	67,195
Investments in affiliates	1,055	972
Goodwill	39,339	30,471
Intangible assets, net	14,894	12,506
Other assets	3,994	4,706

Total assets	$793,234	$748,318

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$20,000	$20,000
Accounts payable, trade	94,987	47,251
Accrued expenses	29,876	32,303
Income taxes payable	7,309	5,770
Total current liabilities	152,172	105,324
Long-term debt	63,545	80,000
Other non-current obligations	49,164	44,139
Deferred income taxes	6,364	6,152
Total liabilities	271,245	235,615

Common stock	881	881
Additional paid-in capital	318,955	315,500
Retained earnings	222,657	221,221
Accumulated other comprehensive income	(104)	(2,343)
Treasury stock, at cost	(20,400)	(22,556)
Total stockholders’ equity	521,989	512,703

Total liabilities and stockholders’ equity	$793,234	$748,318